EXHIBIT 99.1

Schedule of computation of ratio of earnings to fixed charges of The Kroger Co. and consolidated subsidiary companies and unconsolidated companies as if consolidated for the five fiscal years ended December 27, 1997 and for the two quarters ended June 13, 1998 and June 14, 1997.

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                             2 Quarters Ended                           Fiscal Years Ended
                           ---------------------  ---------------------------------------------------------------
                             June 13,   June 14,  December 27, December 28, December 30, December 31,  January 1,
                               1998       1997        1997         1996        1995         1994           1994
                           (12 Weeks) (12 Weeks)   (52 Weeks)   (52 Weeks)  (52 Weeks)    (52 weeks)   (52 weeks)
                           ---------- ----------  ------------ ------------ ------------ ------------  ----------
                                                           (in thousands of dollars)
Earnings
  Earnings from continuing
  operations before tax
  expense, extraordinary
  loss and cumulative
  effect of change in
  accounting . . . . . . .  $235,568   $325,796      $712,363     $567,313    $509,538     $421,363     $283,938
  Fixed charges. . . . . .   225,254    227,318       482,338      482,680     489,939      500,599      556,008
  Capitalized interest . .    (3,696)    (4,146)       (8,550)     (10,887)     (6,785)      (2,521)         230
                            --------   --------    ----------   ----------    --------     --------     --------
                            $457,126   $548,968    $1,186,151   $1,039,106    $992,692     $919,441     $840,176
                            ========   ========    ==========   ==========    ========     ========     ========
Fixed Charges
  Interest . . . . . . . .  $131,528   $141,946      $294,985     $311,958    $320,236     $331,097     $391,693
  Portion of rental
  payments deemed to be
  interest. . . . . . . .     93,726     85,372       187,353      170,722     169,703      169,502      164,315
                            --------   --------    ----------     --------    --------     --------     --------
                            $225,254   $227,318    $  482,338     $482,680    $489,939     $500,599     $556,008
                            ========   ========    ==========     ========    ========     ========     ========
Ratio of Earnings to
  Fixed Charges . . . . .        2.0        2.4           2.5          2.2         2.0          1.8          1.5
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